AEGION

Stronger. Safer. Infrastructure.®

Aegion Corporation Announces Program to Repurchase up to Two Million Shares of Company Stock

SAINT LOUIS, MO., December 16, 2019 - Aegion Corporation's (Nasdaq Global Select Market: AEGN) Board of Directors authorized a program to repurchase up to two million shares of the Company's common stock in open market transactions. The Board of Directors' authorization does not have a fixed expiration date. The Company is currently executing a repurchase program that will expire upon the Company's repurchase of two million shares of Company common stock under that program. Through November 30, 2019, the Company had repurchased nearly 1.5 million shares through the existing program.

Charles R. Gordon, Aegion's President and CEO, said, "Over the last five years, Aegion has repurchased more than 7.5 million shares and returned nearly $150 million to stockholders through open market share repurchases. This approval underpins Aegion's expectations for continued strong cash flow generation and our sustained commitment to returning cash to stockholders."

About Aegion Corporation (NASDAQ: AEGN)

Aegion combines innovative technologies with market-leading expertise to maintain, rehabilitate and strengthen infrastructure around the world. Since 1971, the Company has played a pioneering role in finding transformational solutions to rehabilitate aging infrastructure, primarily pipelines in the wastewater, water, energy, mining and refining industries. Aegion also maintains the efficient operation of refineries and other industrial facilities. Aegion is committed to Stronger. Safer. Infrastructure.®

More information about Aegion can be found at https://www.aegion.com/.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Aegion's forward-looking statements in this news release represent its beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to Aegion and on management's beliefs, assumptions, estimates or projections and are not guarantees of future events or

results. When used in this document, the words "anticipate," "estimate," "believe," "plan," "intend," "may," "will" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the "Risk Factors" section of Aegion's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on March 1, 2019, and in subsequently filed documents. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, Aegion's actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, Aegion does not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by Aegion from time to time in Aegion's filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by Aegion in this news release are qualified by these cautionary statements.

For more information, contact:

Katie Cason
Senior Vice President, Strategy and Communications
636-530-8000